EX 99.1
The following table presents consolidated facility lease expense and interest expense on a cash basis for the three-month and nine-month periods ended September 30, 2007.  In addition, further detail of the components of depreciation is provided for the three-month and nine-month periods ended September 30, 2007.  Finally, we are providing additional guidance for projected facility lease expense and interest expense on a cash basis, and depreciation expense for the three-month period ended December 31, 2007.

Facility lease expense and interest expense on a cash basis are non-GAAP financial measures.  A non-GAAP financial measure is generally defined as a measure  that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles (“GAAP”), or that includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable GAAP measure.

Management uses these non-GAAP measures of cash basis facility lease and interest expense as part of its overall assessment of liquidity, and our ability to service our outstanding indebtedness (including our credit facilities and long-term leases) and to make regular recurring capital expenditures to maintain and improve our communities on a period-to-period basis.

These non-GAAP measures have limitations as analytical tools.  They should not be viewed in isolation or as a substitute for GAAP measures of facility lease expense or interest expense, or of cash flows used in or provided from operating, investing, and financing activities, as calculated and presented in accordance with GAAP.  We believe these non-GAAP measures are useful to investors because it assists their ability to meaningfully evaluate (1) our ability to service our outstanding indebtedness, including credit facilities and long-term leases, and (2) our ability to make regular recurring capital expenditures to maintain and improve our communities.

The following table reconciles our facility lease expense and interest expense on a cash basis to those measures as reported on a GAAP basis for the three-month and nine-month periods ended September 30, 2007, and on a forward-looking basis for the fourth quarter of 2007.  We strongly urge you to review the reconciliation of GAAP to Cash facility lease and interest expense presented herein, along with our consolidated financial statements on Form 10Q for the nine-months ended September 30, 2007 filed with the Securities and Exchange Commission (SEC)  on November 9, 2007, and our 2006 annual report on Form 10K filed with the SEC on March 16, 2007.

Emeritus Corporation
Cash, Interest and Depreciation Expense
For the Three and Nine Months Ended September 30, 2007

			Projected
	3 Months	9 Months	Range
	Sep-07	Sep-07	Q4 2007
Facility lease expense - GAAP	$ 12,287	$ 30,139	$ 22,600	-	$ 23,000
Less:
Straight-line rents	(1,031)	(1,348)	(2,500)	-	(2,700)
Above/below market rents	(860)	(860)	(2,500)	-	(2,700)
Plus:
Capital lease interest	8,473	28,137	8,700	-	8,900
Capital lease principal	5,141	15,392	5,200	-	5,400
Facility lease expense - CASH	$ 24,010	$ 71,460	$ 31,500	-	$ 31,900

Interest expense - GAAP	$ 18,659	$ 49,219	$ 22,000	-	$ 22,500
Less:
Straight-line interest	(15)	(15)	(45)	-	(60)
Capital lease interest	(8,473)	(28,137)	(8,700)	-	(8,900)
Loan fee amortization	(694)	(1,284)	(530)	-	(540)
Prepayment penalty	(98)	(98)	-
Interest expense - CASH	$ 9,379	$ 19,685	$ 12,725	-	$ 13,000

Depreciation expense:
Owned tangible assets	$ 7,902	$ 18,344	$ 10,100	-	$ 10,300
Summerville intangibles	3,393	3,393	10,100	-	10,300
Capital and financing leases	9,055	27,808	9,600	-	9,700
	$ 20,350	$ 49,545	$ 29,800	-	$ 30,300

ABOUT THE COMPANY

Emeritus Corporation is a national provider of assisted living and Alzheimer’s and related dementia care services to seniors.  Emeritus is one of the largest and most experienced operators of freestanding assisted living communities located throughout the United States.  These communities provide a residential housing alternative for senior citizens who need help with the activities of daily living with an emphasis on assistance with personal care services to provide residents with an opportunity for support in the aging process.  Emeritus currently operates, or has an interest in, 288 communities representing capacity for 24,812 units and approximately 29,674 residents in 37 states.  Emeritus’ common stock is traded on the American Stock Exchange under the symbol ESC, and its home page can be found on the Internet at www.emeritus.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  A number of the matters and subject areas discussed in this report that are not historical or current facts deal with potential future circumstances, operations, and prospects.  The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from our actual future experience as a result of such factors as: the effects of competition and economic conditions on the occupancy levels in our communities; our ability under current market conditions to maintain and increase our resident charges in accordance with our rate enhancement programs without adversely affecting occupancy levels; increases in interest costs as a result of re-financings and/or fluctuations in interest costs on variable rate debt; increases in facility lease expense from periodic rent increases based on increases in selected price indexes, or variable rents based on revenue volumes; increases in depreciation and amortization based on the finalization of purchase accounting on our acquisitions; our ability to control community operation expenses, including insurance and utility costs, without adversely affecting the level of occupancy and the level of resident charges; our ability to generate cash flow sufficient to service our debt and other fixed payment requirements; our ability to find sources of financing and capital on satisfactory terms to meet our cash requirements to the extent that they are not met by operations; uncertainties related to professional liability claims; and uncertainties about our ability to successfully integrate our company after the merger with Summerville Senior Living, Inc.   We have attempted to identify, in context, certain of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area.  These and other risks and uncertainties are detailed in our reports filed with the Securities and Exchange Commission, including “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2006 and Quarterly Report Form 10-Q for the three and  nine month periods ended September 30, 2007.